Exhibit 99.1
Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. ELECTS FRANCIS J. KRAMER TO BOARD OF DIRECTORS

Bristol, Connecticut, December 14, 2012 -- Barnes Group Inc. (NYSE: B) today announced that Francis J. Kramer has been elected to the Company's Board of Directors, effective immediately.

Mr. Kramer is President and Chief Executive Officer of II-VI Incorporated (NASDAQ: IIVI), a publicly traded company that is a global leader in highly-engineered materials and opto-electronic components. Mr. Kramer joined II-VI Incorporated in 1983 as Vice President and General Manager of Manufacturing. He became President and Chief Operating Officer of the company in 1985, and Chief Executive Officer in 2007.

During Mr. Kramer's tenure at II-VI, the company went public and has completed over 10 acquisitions, both domestically and overseas. Today, well over 75% of the company's 6,200 employees are based in the Far East and Europe.

“We are extremely pleased to welcome Fran to our Board,” said Thomas O. Barnes, Chairman of the Board, Barnes Group Inc. “Fran's extensive experience in global manufacturing, research and development, and mergers and acquisitions will be a valuable asset to our Board, and we look forward to his contributions as a Director.”

“Fran's deep knowledge of engineered products and his strong global perspectives, coupled with his current public company CEO role, will be a tremendous asset to the Board,” added Gary Benanav, Chair of Barnes Group's Corporate Governance Committee.

Prior to his employment by II-VI Incorporated, Mr. Kramer was the Director of Operations for the Utility Communications Systems Group of Rockwell International Corporation. His early career was with Rockwell International where he held positions in Engineering and Business Development.

Mr. Kramer has served on the II-VI Board of Directors since August 1989 and currently serves on the University of Pittsburgh's Swanson School of Engineering Board of Advisors.

Mr. Kramer holds a Bachelor's degree in Industrial Engineering from the University of
Pittsburgh and a Master's degree in Industrial Administration from Purdue University.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial manufacturing and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group's approximately 5,100 dedicated employees, at more than 50 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Contact:
Barnes Group Inc.
Rikki Crea
Manager, Corporate Communications
860-583-7070